As filed with the Securities and Exchange Commission on May 14, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Walker & Dunlop, Inc.

(Exact name of registrant as specified in its charter)

Maryland	80-0629925
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7501 Wisconsin Avenue

Suite 1200E

Bethesda, MD 20814

(Address of Principal Executive Offices) (Zip Code)

WALKER & DUNLOP, INC. 2020 EQUITY INCENTIVE PLAN

(Full title of the plan)

William M. Walker

Chairman and Chief Executive Officer

Walker & Dunlop, Inc.

7501 Wisconsin Avenue

Suite 1200E

Bethesda, MD 20814

(301) 215-5500

(Name and address of agent for service)

(Telephone number, including area code, of agent for service)

Copy to:

William J. Cernius

Julia A. Thompson

Latham & Watkins LLP

555 Eleventh Street N.W., Suite 1000

Washington, D.C. 20004

(202) 637-2200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.01 par value per share	2,000,000	$39.48	$78,960,000.00	$10,249.01

(1)	Represents the number of shares of the registrant’s common stock, par value $0.01 per share (the “Common Stock”) reserved for issuance under the Walker & Dunlop, Inc. 2020 Equity Incentive Plan (the “Plan”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (“Registration Statement”) shall also cover any additional shares of Common Stock to be offered or sold pursuant to the Plan and shares that become issuable under the Plan by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction or adjustment of the registrant’s outstanding shares of Common Stock.

(2)	Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is based upon the average of the high and low prices per share of Common Stock as reported on the New York Stock Exchange on May 7, 2020.

EXPLANATORY NOTE

On March 19, 2020, the Board of Directors of the Company approved the Plan, subject to the approval of the Company’s stockholders. On May 14, 2020, the Company’s stockholders approved the Plan. The Company is filing this registration statement to register an additional 2,000,000 shares of Common Stock for issuance pursuant to the Plan, which constitutes an amendment and restatement of the Walker & Dunlop, Inc. 2015 Equity Incentive Plan.

Pursuant to General Instruction E to Form S-8, the contents of the earlier registration statements on Form S-8 concerning the Equity Incentive Plan filed with the SEC on June 4, 2015 (File No. 333-204722), August 30, 2012 (File No. 333-183635) and December 16, 2010 (File No. 333-171205) are incorporated herein by reference, except to the extent supplemented, amended or superseded by the information set forth herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed with this Registration Statement.

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on February 26, 2020, including the information specifically incorporated by reference into the Company’s Annual Report on Form 10-K from the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 27, 2020;

•	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, filed with the Commission on May 6, 2020;

•	the Company’s Current Report on Form 8-K, filed with the Commission on April 29, 2020; and

•	the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form S-3, filed with the Commission on October 4, 2012, including any subsequently filed amendments and reports updating such description.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof (excluding any documents or portions of such documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K and any exhibits included with such Items), and prior to the filing of a post-effective amendment that indicates that all the securities offered hereby have been sold or that deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not required to be filed with this Registration Statement.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. The Company’s charter contains a provision that eliminates our directors’ and officers’ liability to the maximum extent permitted by Maryland law.

The Maryland General Corporation Law requires a Maryland corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The Maryland General Corporation Law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to or in which they may be made or threatened to be made a party or witness by reason of their service in those or other capacities unless it is established that: (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith; or (ii) was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or on behalf of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses.

In addition, the Maryland General Corporation Law permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of: (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and (b) a written undertaking by the director or officer or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that he or she did not meet the standard of conduct.

The Company’s charter and bylaws obligate it to indemnify, to the maximum extent permitted by Maryland law, any present or former director or officer of the Company or any individual who, while a director or officer of the Company and at the Company’s request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan, limited liability company or any other enterprise as a director, officer, partner or trustee and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in that capacity, and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

The Company has entered into indemnification agreements with each of its executive officers and directors whereby the Company has agreed to indemnify such executive officers and directors to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Articles of Amendment and Restatement of Walker & Dunlop, Inc. (incorporated by reference to Exhibit 3.1 to Amendment No. 4 to the Company's Registration Statement on Form S-1 (File No. 333-168535) filed on December 1, 2010).

4.2	Specimen Common Stock Certificate of Walker & Dunlop, Inc. (incorporated by reference to Exhibit 4.1 to Amendment No. 2 to the Company’s Registration Statement on Form S-1 (File No. 333-168535) filed on September 30, 2010).

5.1	Opinion of Venable LLP.

23.1	Consent of KPMG LLP.

23.2	Consent of Venable LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this Registration Statement).

99.1	Walker & Dunlop, Inc. 2020 Equity Incentive Plan (incorporated by reference to Annex A to the Company’s Definitive Proxy Statement on Schedule 14A, filed on March 27, 2020).

99.2	Form of Non-Qualified Stock Option Agreement under 2020 Equity Incentive Plan.

99.3	Form of Performance Stock Unit Agreement under 2020 Equity Incentive Plan.

99.4	Form of Restricted Stock Agreement under 2020 Equity Incentive Plan.

99.5	Form of Restricted Stock Agreement (Directors) under 2020 Equity Incentive Plan.

99.6	Management Deferred Stock Unit Purchase Matching Program.

99.7	Form of Restricted Stock Unit Agreement (Management Deferred Stock Unit Purchase Matching Program) under 2020 Equity Incentive Plan.

99.8	Form of Deferred Stock Unit Agreement (Management Deferred Stock Unit Purchase Matching Program) under 2020 Equity Incentive Plan.

99.9	Form of Non-Qualified Stock Option Transfer Agreement under 2020 Equity Incentive Plan.

Item 9.	Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)          to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 14th day of May, 2020.

Walker & Dunlop, Inc.

BY	/s/ William M. Walker
William M. Walker
Chairman and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Walker & Dunlop, Inc., a Maryland corporation, do hereby constitute and appoint Stephen P. Theobald, Executive Vice President and Chief Financial Officer and Richard M. Lucas, the Executive Vice President, General Counsel and Secretary, and each and either of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents may deem necessary or advisable to enable said corporation to comply with the Securities Act and any rules, regulations and requirements of the SEC, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto; and we hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William M. Walker	Chairman and Chief Executive Officer (Principal Executive Officer)	May 13, 2020
William M. Walker

/s/ Alan J. Bowers	Lead Director	May 14, 2020
Alan J. Bowers

/s/ Ellen D. Levy	Director	May 11, 2020
Ellen D. Levy

/s/ Michael D. Malone	Director	May 14, 2020
Michael D. Malone

/s/ John Rice	Director	May 14, 2020
John Rice

/s/ Dana L. Schmaltz	Director	May 14, 2020
Dana L. Schmaltz

/s/ Howard W. Smith, III	President and Director	May 12, 2020
Howard W. Smith, III

/s/ Michael J. Warren	Director	May 12, 2020
Michael J. Warren

/s/ Stephen P. Theobald	Executive Vice President and Chief Financial Officer (Principal Financial	May 14, 2020
Stephen P. Theobald
Officer and Principal Accounting Officer)